Exhibit 99.1

PROLOGIS

Earnings Release and Supplemental Information

Unaudited

Second Quarter 2011 • July 28, 2011

Prologis Reports Second Quarter Results

Prologis, Inc. Announces Second Quarter 2011 Earnings Results
- Integration Plan on Track -
- Enhanced Platform Delivers Strong Operating Results -
- Company Confirms Second Half Guidance, With a Bias to Higher End of Range -

SAN FRANCISCO, July [28], 2011 — Prologis, Inc. (NYSE: PLD), the leading global owner, operator and developer of industrial real estate, today reported results for the second quarter of 2011.
On June 3, 2011, AMB Property Corporation and ProLogis completed their merger and became Prologis, Inc. Under the structure of the merger, AMB Property Corporation was the legal acquirer and ProLogis was the accounting acquirer. Therefore financial results for the second quarter reflect two months of stand-alone legacy ProLogis and approximately one month of results of the combined company. These quarterly results also reflect the consolidation, of approximately one month, of ProLogis European Properties (Euronext/Amsterdam: PEPR, hereafter “PEPR”) due to the acquisition of a controlling interest by the company. All prior periods financial comparisons reflect legacy ProLogis results. The operating metric and capital deployment comparisons for 2011 have been generally conformed to legacy ProLogis definitions and represent the combined company.
Core funds from operations (“Core FFO”) per fully diluted share amounted to $0.35 for the second quarter of 2011, compared to $0.28 for legacy ProLogis for the same quarter in 2010. Funds from operations, as defined by Prologis (“FFO”) per fully diluted share was $0.03 for the second quarter of 2011, compared to $0.32 for legacy ProLogis, for the same period in 2010. The differential between Core FFO and FFO in the second quarter of 2011 relates to impairment charges of $0.34 per share and merger costs of $0.33 per share, offset by net gains on acquisitions and dispositions of real estate of $0.34 per share.
Net loss per share for the second quarter of 2011 was $(0.49), compared to a loss of $(0.11) for the same quarter in 2010. The year-over-year change primarily relates to the impairment charges and merger costs, again offset by net gains on acquisitions and dispositions of real estate.
“Our global footprint and access to capital provide us with the ability to seize opportunities around the world as the economic recovery continues,” said Hamid R. Moghadam, chairman and co-chief executive officer. “Operating performance was strong, demonstrated by significant improvements in same-store net operating income, occupancy and rent change on rollover. We believe our company’s positive performance in the second quarter is indicative of a trend that will continue through the rest of 2011 and into 2012.”
Operating Portfolio Metrics
Prologis’ operating portfolio was 90.7 percent occupied at the end of the second quarter, up more than 80 basis points from 89.9 percent occupied at March 31, 2011.Same-store net operating income increased by 3.1 percent for the second quarter, compared to a 0.7 percent increase in the first quarter of this year. Rental rates on leases signed in the same-store pool decreased (6.1) percent for the second quarter, a significant improvement over the (8.9) percent decline in the first quarter.
Leasing Activity
During the second quarter, the company leased a total of 33.5 million square feet (3.1 million square meters) in its operating portfolio and 1.4 million square feet (126,348 square meters) in its development portfolio. Year-to-date, Prologis has leased approximately 68 million square feet (6.3 million square meters) in its operating and development portfolios. The company also achieved a 76.7 percent tenant retention rate for the quarter, signing 22 million square feet (2 million square meters) of renewals.
Capital Markets Activity
During the second quarter, Prologis:
•	Completed the issuance and sale of 34.5 million shares of its common stock in a public offering at a price of $33.50 per share, generating approximately $1.1 billion in net proceeds. The follow-on offering is part of the company’s strategic priority to further strengthen its balance sheet. Prologis utilized the proceeds from the equity offer to fully repay debt under the bridge facility used to fund the company’s tender offer for PEPR. The remainder of the proceeds was used to reduce debt under the Prologis global senior credit facility and for general corporate purposes.

•	Completed an exchange offer for $4.6 billion of legacy ProLogis senior unsecured notes and convertible debt, with approximately $4.4 billion, or 95 percent, of the aggregate principal amount of legacy ProLogis notes having been validly tendered for exchange. The legacy ProLogis notes were exchanged for notes issued by Prologis, Inc.’s operating partnership, Prologis, L.P. and guaranteed by Prologis, Inc.

•	Entered into a new $1.75 billion global senior credit agreement with a syndicate of 20 banks. The pricing on the new facility represents a reduction of 180 basis points from the pricing of the legacy ProLogis global credit facility, which was terminated at the closing of the merger.

•	Amended a JPY 36.5 billion ($456 million) revolving credit agreement with a syndicate of eight banks. The revised pricing on this facility represents a reduction of 70 basis points from the yen revolver pricing in place immediately prior to the amendment of the agreement.
As of June 30, 2011, Prologis’ liquidity exceeded $1.5 billion, consisting of $1.3 billion of availability on its lines of credit and $261 million in unrestricted cash and cash equivalents.
Private Capital Activity
Year-to-date through June 30, 2011, Prologis raised $1.3 billion of new third-party equity in its Private Capital business, with $207 million of that amount raised in the second quarter.
As previously announced, the company completed a mandatory tender offer for PEPR, a Luxembourg closed-ended investment fund. As of June 30, 2011 Prologis owned approximately 92.4 percent of the outstanding units of PEPR.
Also as previously announced, Prologis acquired its partner’s 50 percent interest in its AMB-SGP joint venture during the second quarter.
Capital Deployment Activity
Year-to-date through June 30, 2011, the combined company deployed $796 million, $368 million of which was deployed in the second quarter. Activity in the second quarter included:
•	$317 million of new development starts in seven countries. Nine of the 13 projects are build-to-suit.

•	$50 million in acquisitions comprising 4 properties totaling approximately 910,000 square feet (85,000 square meters).
Also during the quarter, in partnership with Bank of America Merrill Lynch and NRG Energy, Prologis announced an offer of a conditional commitment from the U.S. Department of Energy’s Loan Programs Office to help finance a 733-megawatt distributed rooftop solar power generation project, the largest of its kind in the world. The government loan guarantee supporting $1.4 billion of debt facilitates a total project size of about $2.6 billion, which is being financed primarily by the private sector over the next four years. Prologis will lease its rooftops and will also act as developer, construction manager and program sponsor, in addition to making a modest equity investment.
During the second quarter, the combined company completed $258 million in asset dispositions, primarily consisting of $115 million related to the closing of the remaining Catellus assets and $144 million of industrial land building sales.
Common Stock Dividend Update
Subject to approval from its board of directors, Prologis expects to declare its third-quarter dividend in September, payable in October 2011.
Integration Update
The company has identified more than $90 million of merger cost synergies including gross G&A savings, reduced facility fees on its global line of credit and lower amortization of non real estate assets. Since closing the merger, Prologis has already realized approximately 60 percent of these merger synergies and expects to realize the total amount on a run rate basis by year-end 2012.
“Our overall progress on the integration is on target and in many areas is ahead of plan,” said Walter C. Rakowich co-chief executive officer. “When we put the companies together, we gained an unparalleled platform of distribution facilities throughout the world. We are able to serve customers in ways few other companies can, and we can accomplish this at an overall lower cost of capital. The organization is already beginning to benefit from combining the two businesses and, importantly, our customers are benefiting as well. The merger has primed Prologis for success globally.”
Guidance for the Remainder of 2011
The company expects to achieve its previously provided Core FFO guidance of $0.78 to $0.82 per share for the second half 2011, with an expectation in the higher end of the range. The company also expects to recognize a net loss of $0.15-$0.18 per share for the second half of 2011. In reconciling from net earnings (loss) to Core FFO, Prologis adds back real estate depreciation, amortization expense and merger costs estimated at $0.93 to $1.02 per share. Net income guidance excludes any potential gains (losses) recognized from property dispositions due to the variability of timing, composition of properties and estimate of proceeds.
Webcast and Conference Call Information
The company will host a webcast/conference call to discuss quarterly results, current market conditions and future outlook on Thursday, July 28, 2011, at 10:00 a.m. Eastern Time. Interested parties are encouraged to access the live webcast by clicking the microphone icon located near the top of the opening page at: http://ir.prologis.com. Interested parties also can participate via conference call by dialing (877) 256-7020 domestically or (706) 643-7823 internationally with reservation code 83570494.
About Prologis
Prologis, Inc. is the leading owner, operator and developer of industrial real estate, focused on global and regional markets across the Americas, Europe and Asia. As of

June 30 2011, Prologis owned or had investments in, on a consolidated basis or through unconsolidated joint ventures, properties and development projects expected to total approximately 600 million square feet (55.7 million square meters) in 22 countries. The company leases modern distribution facilities to more than 4,500 customers, including manufacturers, retailers, transportation companies, third-party logistics providers and other enterprises.
Some of the information included in this press release contains forward-looking statements which are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future events. The events or circumstances reflected in forward-looking statements might not occur. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We caution you not to place undue reliance on forward-looking statements, which reflect our analysis only and speak only as of the date of this report or the dates indicated in the statements. We assume no obligation to update or supplement forward-looking statements. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: changes in general economic conditions in California, the U.S. or globally (including financial market fluctuations), global trade or in the real estate sector (including risks relating to decreasing real estate valuations and impairment charges); risks associated with using debt to fund the company’s business activities, including refinancing and interest rate risks; the company’s failure to obtain, renew, or extend necessary financing or access the debt or equity markets; the company’s failure to maintain its current credit agency ratings or comply with its debt covenants; risks related to the merger transaction with ProLogis, including litigation related to the merger, and the risk that the merger may not achieve its intended results; risks related to the company’s obligations in the event of certain defaults under co-investment venture and other debt; defaults on or non-renewal of leases by customers, lease renewals at lower than expected rent or failure to lease properties at all or on favorable rents and terms; difficulties in identifying properties, portfolios of properties, or interests in real-estate related entities or platforms to acquire and in effecting acquisitions on advantageous terms and the failure of acquisitions to perform as the company expects; unknown liabilities acquired in connection with the acquired properties, portfolios of properties, or interests in real-estate related entities; the company’s failure to successfully integrate acquired properties and operations; risks and uncertainties affecting property development, redevelopment and value-added conversion (including construction delays, cost overruns, the company’s inability to obtain necessary permits and financing, the company’s inability to lease properties at all or at favorable rents and terms, and public opposition to these activities); the company’s failure to set up additional funds, attract additional investment in existing funds or to contribute properties to its co-investment ventures due to such factors as its inability to acquire, develop, or lease properties that meet the investment criteria of such ventures, or the co-investment ventures’ inability to access debt and equity capital to pay for property contributions or their allocation of available capital to cover other capital requirements; risks and uncertainties relating to the disposition of properties to third parties and the company’s ability to effect such transactions on advantageous terms and to timely reinvest proceeds from any such dispositions; risks of doing business internationally and global expansion, including unfamiliarity with the new markets and currency risks; risks of changing personnel and roles; losses in excess of the company’s insurance coverage; changes in local, state and federal regulatory requirements, including changes in real estate and zoning laws; increases in real property tax rates; risks associated with the company’s tax structuring; increases in interest rates and operating costs or greater than expected capital expenditures; environmental uncertainties and risks related to natural disasters; and our failure to qualify and maintain our status as a real estate investment trust. Our success also depends upon economic trends generally, various market conditions and fluctuations and those other risk factors discussed under the heading “Risk Factors” and elsewhere in our most recent annual report on Form 10-K for the year ended December 31, 2010 and our other public reports.
Prologis Contacts

Tracy A. Ward	Sara M. Klein
SVP, IR & Corporate Communications	Manager, Media and Public Relations
Direct +1 415 733 9565	Direct +1 415 733 9447
Email tward@prologis.com	Email sklein@prologis.com

Prologis, Inc. is the leading owner, operator and developer of industrial real estate, focused on global and regional markets across the Americas, Europe and Asia. As of June 30 2011, Prologis owned or had investments in, on a consolidated basis or through unconsolidated joint ventures, properties and development projects expected to total approximately 600 million square feet (55.7 million square meters) in 22 countries. The company leases modern distribution facilities to more than 4,500 customers, including manufacturers, retailers, transportation companies, third-party logistics providers and other enterprises.

AMERICAS		EUROPE		ASIA		TOTAL (A)
Operating Portfolio (msf)	399	Operating Portfolio (msf)	144	Operating Portfolio (msf)	24	567
Leased percentage %	91.5	Leased percentage %	90.2	Leased percentage %	94.7	91.3
Occupied percentage %	91.0	Occupied percentage %	89.3	Occupied percentage %	93.4	90.7
Development Portfolio (msf)	3.1	Development Portfolio (msf)	3.3	Development Portfolio (msf)	6.2	12.6
Total expected investment (millions)	$ 211.9	Total expected investment (millions)	$ 268.9	Total expected investment (millions)	$ 812.4	$ 1,293.2
Gross book value (millions)	$ 117.5	Gross book value (millions)	$ 139.5	Gross book value (millions)	$ 444.9	$ 701.9
Land Inventory (acres)	7,330	Land Inventory (acres)	3,816	Land Inventory (acres)	93	11,239
Gross book value (millions)	$ 1,053.4	Gross book value (millions)	$ 821.0	Gross book value (millions)	$ 206.6	$ 2,081.0

(A)	Includes both consolidated and unconsolidated assets under management. Does not include approximately 20 million square feet of mixed-use properties, properties in which Prologis has an ownership interest but doesn’t manage, and properties managed by Prologis on behalf of other third parties.

(in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2011 (A)	2010 (A)	2011 (A)	2010 (A)
Revenues	$335,901	$219,146	$574,808	$436,514
Net loss attributable to common shares	$(151,471)	$(23,150)	$(198,087)	$(114,279)
FFO, as defined by Prologis	$8,195	$67,844	$70,341	$74,961
Core FFO	$109,662	$60,334	$184,069	$112,671
Core EBITDA, as adjusted	$352,015	$167,622	$690,235	$330,201

Per common share — diluted:
Net loss attributable to common shares	$(0.49)	$(0.11)	$(0.70)	$(0.54)
FFO, as defined by Prologis	$0.03	$0.32	$0.25	$0.35
Core FFO	$0.35	$0.28	$0.65	$0.53

(A)	We completed the merger with AMB (the “Merger”) on June 3, 2011. The financial results presented throughout this supplemental include ProLogis for the full period and AMB results from the date of the Merger going forward. Results for 2011 include approximately one month of the impact from both the Merger and PEPR acquisition. See the Notes and Definitions for more information.
(B)	Includes legacy AMB and ProLogis for all periods.

(in thousands)	June 30, 2011	March 31, 2011 (A)	December 31, 2010 (A)
Assets:
Investments in real estate assets:
Operating portfolio	$22,629,855	$10,807,183	$10,714,799
Development portfolio	632,196	452,813	365,362
Land	2,033,725	1,599,966	1,533,611
Other real estate investments	452,978	281,546	265,869

	25,748,754	13,141,508	12,879,641
Less accumulated depreciation	1,764,289	1,656,781	1,595,678

Net investments in properties	23,984,465	11,484,727	11,283,963
Investments in and advances to unconsolidated investees	3,012,144	2,084,696	2,024,661
Notes receivable backed by real estate	359,228	358,323	302,144
Assets held for sale	171,765	215,714	574,791

Net investments in real estate	27,527,602	14,143,460	14,185,559

Cash and cash equivalents	260,893	24,744	37,634
Restricted cash	68,390	34,088	27,081
Accounts receivable and other assets	1,277,621	733,403	652,393

Total assets	$29,134,506	$14,935,695	$14,902,667

Liabilities and Equity:
Liabilities:
Debt	$12,119,952	$6,415,034	$6,506,029
Accounts payable, accrued expenses, and other liabilities	1,944,309	894,272	876,283

Total liabilities	14,064,261	7,309,306	7,382,312

Equity:
Shareholders’ equity:
Preferred shares	582,200	350,000	350,000
Common shares	4,589	2,550	2,545
Additional paid-in capital	16,375,867	9,669,017	9,671,560
Accumulated other comprehensive income (loss)	225,364	213,465	(3,160)
Distributions in excess of net earnings	(2,842,842)	(2,626,381)	(2,515,722)

Total shareholders’ equity	14,345,178	7,608,651	7,505,223
Noncontrolling interests, including limited partnership units	725,067	17,738	15,132

Total equity	15,070,245	7,626,389	7,520,355

Total liabilities and equity	$29,134,506	$14,935,695	$14,902,667

(A)	Represents legacy Prologis only.

(in thousands, except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011 (A)	2010	2011 (A)	2010
Revenues:
Rental income	$294,670	$188,205	$500,088	$375,835
Private capital revenue	32,311	28,307	61,481	56,969
Development management and other income	8,920	2,634	13,239	3,710

Total revenues	335,901	219,146	574,808	436,514

Expenses:
Rental expenses	81,140	54,089	144,447	110,313
Private capital expenses	11,596	9,931	22,148	20,250
General and administrative	51,840	38,921	91,023	80,927
Merger, acquisition and other integration expenses	103,052	—	109,040	—
Depreciation, amortization and other expenses	128,666	81,887	216,015	161,295

Total expenses	376,294	184,828	582,673	372,785

Operating income (loss)	(40,393)	34,318	(7,865)	63,729

Other income (expense):
Earnings from unconsolidated investees, net	11,399	3,304	25,040	11,277
Interest expense	(113,059)	(118,920)	(203,621)	(228,899)
Impairment of other assets	(103,823)	—	(103,823)	—
Net gains on acquisitions and dispositions of investments in real estate	102,529	10,959	106,254	22,766
Foreign currency and derivative gains (losses) and other income (expenses), net	(4,978)	(8,576)	(6,183)	(5,060)
Gain (loss) on early extinguishment of debt, net	—	975	—	(46,658)

Total other income (expense)	(107,932)	(112,258)	(182,333)	(246,574)

Loss before income taxes	(148,325)	(77,940)	(190,198)	(182,845)
Income tax expense (benefit) — current and deferred	6,429	(40,249)	12,798	(32,047)

Loss from continuing operations	(154,754)	(37,691)	(202,996)	(150,798)
Discontinued operations:
Income attributable to disposed properties and assets held for sale	2,952	20,122	9,070	40,574
Net gains on dispositions, net of related impairment charges and taxes	8,175	979	10,135	9,127

Total discontinued operations	11,127	21,101	19,205	49,701

Consolidated net loss	(143,627)	(16,590)	(183,791)	(101,097)
Net earnings attributable to noncontrolling interests	(202)	(191)	(285)	(444)

Net loss attributable to controlling interests	(143,829)	(16,781)	(184,076)	(101,541)
Less preferred share dividends	7,642	6,369	14,011	12,738

Net loss attributable to common shares	$(151,471)	$(23,150)	$(198,087)	$(114,279)

Net loss per share attributable to common shares — diluted	$(0.49)	$(0.11)	$(0.70)	$(0.54)

(A)	Includes approximately one month of the impact from the Merger and PEPR acquisition.

(in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011 (A)	2010	2011 (A)	2010
Revenues:
Rental income	$297,629	$230,249	$513,001	$461,167
Private capital revenue	32,311	28,307	61,481	56,969
Development management and other income	8,920	2,634	13,239	3,710

Total revenues	338,860	261,190	587,721	521,846

Expenses:
Rental expenses	81,128	65,395	147,815	133,281
Private capital expenses	11,596	9,931	22,148	20,250
General and administrative	51,840	38,921	91,023	80,927
Merger, acquisition and other integration expenses	103,052	—	109,040	—
Impairment of real estate properties	2,659	367	2,659	367
Depreciation of corporate assets and other expenses	8,714	7,755	17,007	15,417

Total expenses	258,989	122,369	389,692	250,242

Operating FFO	79,871	138,821	198,029	271,604

Other income (expense):
FFO from unconsolidated investees	49,704	44,508	98,399	82,176
Interest expense	(113,059)	(118,920)	(203,621)	(228,899)
Impairment of other assets	(103,823)	—	(103,823)	—
Net gains on acquisitions and dispositions of investments in real estate	106,752	10,756	109,320	21,102
Foreign currency exchange gains (losses) and other expenses, net	5,309	(1,138)	2,469	(831)
Gain (loss) on early extinguishment of debt, net	—	975	—	(46,658)
Current income tax expense	(6,311)	(598)	(13,732)	(10,351)

Total other income (expense)	(61,428)	(64,417)	(110,988)	(183,461)

Less preferred share dividends	7,642	6,369	14,011	12,738
Less FFO attributable to noncontrolling interests	2,606	191	2,689	444

FFO, as defined by Prologis	8,195	67,844	70,341	74,961

Impairment charges	106,482	367	106,482	367
Japan disaster expenses	(1,315)	—	5,610	—
Merger and other integration expenses	103,052	—	109,040	—
Net gains on acquisitions and dispositions of investments in real estate	(106,752)	(10,756)	(109,320)	(21,102)
Income tax expense on dispositions	—	—	1,916	851
Adjustments made in 2010, not applicable to 2011	—	2,879	—	57,594

Total of adjustments	101,467	(7,510)	113,728	37,710

Core FFO	$109,662	$60,334	$184,069	$112,671

Core FFO per share diluted	$0.35	$0.28	$0.65	$0.53

(A)	Includes approximately one month of the impact from the Merger and PEPR acquisition.

(in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011 (A)	2010	2011 (A)	2010
Reconciliation of Net Loss to FFO

Net loss attributable to common shares	$(151,471)	$(23,150)	$(198,087)	$(114,279)
Add (deduct) NAREIT defined adjustments:
Real estate related depreciation and amortization	119,952	73,765	199,008	145,511
Adjustments related to dispositions	(6,592)	9,434	(11,169)	10,999
Reconciling items related to noncontrolling interests	(2,404)	—	(2,404)	—
Our share of reconciling items from unconsolidated investees	36,660	35,676	72,337	69,843

Subtotal-NAREIT defined FFO	(3,855)	95,725	59,685	112,074

Add (deduct) our defined adjustments:
Unrealized foreign currency and derivative losses, net	10,287	7,438	8,652	4,229
Deferred income tax expense (benefit)	118	(40,847)	982	(42,398)
Our share of reconciling items from unconsolidated investees	1,645	5,528	1,022	1,056

FFO, as defined by Prologis	$8,195	$67,844	$70,341	$74,961

Adjustments to Core FFO	101,467	(7,510)	113,728	(37,710)

Core FFO	$109,662	$60,334	$184,069	$112,671

(A)	Adjustment for acquisitions made during the quarter, including the Merger and PEPR acquisition to reflect NOI for the full period.

Reconciliation of Consolidated Net Loss to Core EBITDA, as adjusted

(dollars in thousands)	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2011		2010		2011	2010
Consolidated net loss	$(143,627)		$(16,590)		$(183,791)	$(101,097)
Net gains on acquisitions and dispositions of investments in real estate	(113,363)		(11,938)		(120,964)	(32,744)
Depreciation and amortization	123,079		76,871		205,744	152,012
Interest expense	113,059		118,920		203,621	228,899
Impairment charges	106,482		367		106,482	367
Merger and other integration expenses	103,052		—		109,040	—
Current and deferred income tax expense (benefit)	6,429		(40,249)		14,714	(31,196)
Pro forma adjustment (A)	104,573		—		263,994	—
Income on properties sold during the quarter included in discontinued operations	(2,952)		(20,122)		(9,070)	(40,574)
Other non-cash charges	18,293		13,803		21,270	16,482
Other adjustments made to derive Core FFO	(1,315)		2,879		5,610	57,594

Core EBITDA, as adjusted, prior to our share of unconsolidated investees	313,710		123,991		616,650	249,743
Our share of reconciling items from unconsolidated investees:
Depreciation and amortization	36,660		35,676		72,337	69,843
Other non-cash charges	1,645		8,528		1,022	4,631
Realized losses (gains) on derivative activity	—		(523)		226	5,984

Core EBITDA, as adjusted	$352,015		$167,622		$690,235	$330,201

Prologis debt to core EBITDA:
Consolidated core EBITDA, as adjusted — annualized	$1,408,060		$670,488
Prologis consolidated debt as of June 30	$12,035,862		$8,271,884
Prologis consolidated debt to core EBITDA ratio	8.55	x	12.34	x
Debt to core EBITDA, including our share of unconsolidated investees:
Core EBITDA, as adjusted — annualized	$1,408,060		$670,488
Our share of interest and current income taxes from unconsolidated investees	123,668		178,392

Core EBITDA, as adjusted-annualized	$1,531,728		$848,880

Prologis consolidated debt as of June 30	$12,035,862		$8,271,884
Our share of debt of unconsolidated investees as of June 30	2,677,319		2,549,423

Total debt, including our share of unconsolidated investees	$14,713,181		$10,821,307

Debt to core EBITDA ratio (including our share of unconsolidated investees)	9.61	x	12.75	x
(A) Adjustment for acquisitions made during the quarter, including the Merger and PEPR acquisition to reflect NOI for the full period.

(square feet and gross book value in thousands)

	# of
Markets	bldgs	Square Feet	Leased %	Occupied %	Gross Book Value	% of Total
Global Markets
Central	472	72,584	91.7%	91.1%	$3,848,864	8.8%
East	531	76,550	91.2%	90.7%	5,330,444	12.2%
Northwest	329	36,122	91.6%	90.7%	3,011,456	6.9%
Southwest	343	64,569	96.1%	96.0%	5,267,348	12.1%
On Tarmac	32	2,649	93.6%	93.6%	360,152	0.8%

U.S. total	1,707	252,474	92.7%	92.2%	17,818,264	40.8%
Canada	18	6,235	91.3%	91.3%	708,625	1.6%
Latin America	88	17,746	92.0%	91.3%	1,108,593	2.5%

Americas total	1,813	276,455	92.6%	92.1%	19,635,482	45.0%
Europe:
Northern Europe	150	31,303	90.7%	90.5%	2,981,499	3.9%
Southern Europe	162	40,764	89.1%	89.1%	3,463,519	6.8%
Central and Eastern Europe	107	22,811	84.9%	83.0%	1,685,614	7.9%
United Kingdom	85	20,166	93.4%	93.4%	2,457,831	5.6%

Europe total	504	115,044	89.5%	89.0%	10,588,463	24.2%
Asia:
Japan	37	15,049	94.5%	93.9%	3,745,520	8.6%
China	18	4,361	95.3%	95.3%	223,462	0.5%
Singapore	5	942	100.0%	100.0%	125,995	0.3%

Asia total	60	20,352	94.9%	94.5%	4,094,977	9.4%

Total global markets	2,377	411,851	91.8%	91.3%	34,318,922	78.6%

Regional and other markets
Americas	767	122,647	89.1%	88.5%	6,454,698	14.8%
Europe	113	28,682	93.2%	90.5%	2,312,087	5.3%
Asia	7	3,436	93.5%	87.1%	586,679	1.3%

Total regional and other markets	887	154,765	90.0%	88.8%	9,353,464	21.4%

Total operating portfolio — combined	3,264	566,616	91.3%	90.7%	$43,672,386	100.0%

Consolidated
Americas	1,526	207,779	90.1%	89.6%	$13,507,440	30.9%
Europe	343	80,622	87.4%	86.2%	6,625,303	15.2%
Asia	29	13,914	93.4%	91.2%	2,497,112	5.7%

Total operating portfolio — consolidated	1,898	302,315	89.5%	88.7%	22,629,855	51.8%

Unconsolidated
Americas	1,054	191,323	93.1%	92.5%	12,582,740	28.8%
Europe	274	63,104	93.8%	93.3%	6,275,247	14.4%
Asia	38	9,874	96.5%	96.5%	2,184,544	5.0%

Total operating portfolio — unconsolidated	1,366	264,301	93.4%	92.9%	21,042,531	48.2%

Total operating portfolio — combined	3,264	566,616	91.3%	90.7%	$43,672,386	100.0%

(dollars and square feet in thousands)
Period Ending Occupancy by Region (A)

Leasing Activity	(A)	(A)	(B)	(B)
	Q2 2011	Q1 2011	Q4 2010	Q3 2010

Square feet of leases signed:
Properties under development	1,360	877	1,100	327
Operating properties:
New leases	11,841	14,773	12,285	9,992
Renewals	21,697	17,225	21,130	16,703

Total square feet of leases signed	34,898	32,875	34,515	27,022
Weighted average customer retention	76.7%	65.8%	87.4%	76.0%
Turnover costs (per square foot)	$1.37	$1.35	$1.02	$1.06

Capital Expenditures	(A)	(A)	(B)	(B)
	Q2 2011	Q1 2011	Q4 2010	Q3 2010

Capital expenditures	$24,880	$16,701	$20,262	$17,326
$ per square feet	$0.04	$0.03	$0.05	$0.04
Tenant improvements	24,741	19,787	22,771	20,017
Leasing commissions	21,682	19,741	14,161	12,945

Total	$71,303	$56,229	$57,194	$50,288
% of gross NOI (D)	11.3%	8.9%	12.6%	12.2%
Weighted average ownership percent	69.0%	65.2%	60.7%	65.5%
Prologis share	49,215	$36,645	$34,689	$32,959

Same Store Information (c)
	Q2 2011 ()	Q1 2011 ()

Square feet of population	552,370	554,504
Percentage change:
Rental income	2.2%	2.0%
Rental expenses	(0.3%)	2.3%
Net operating income	3.1%	0.7%
Average occupancy	2.5%	3.0%

Square feet of leasing activity	27,721	28,233
Percentage change in rental rates	(6.1%)	(8.9%)

(A)	Includes legacy AMB and ProLogis for the periods presented.

(B)	Includes only legacy ProLogis.

(C)	Portfolio includes legacy AMB and ProLogis for both periods. See the Notes and Definitions for further explanations.

(D)	Based on proforma NOI

(square feet and dollars in thousands)
Top Customers

	% of Annual	Total Square
	Base Rent	Feet

Deutsche Post AG (DHL)	2.4%	11,773
CEVA Logistics	1.5%	7,651
Kuehne & Nagel	1.2%	6,423
Home Depot, Inc	1.1%	5,685
SNCF Geodis	0.9%	5,021
FedEx Corporate Services Inc	0.8%	2,720
United States Government	0.8%	1,473
Unilever	0.7%	5,208
Wincanton Logistics	0.7%	2,915
PepsiCo	0.7%	3,994

Top 10 customers	10.8%	52,863
11 - 25	7.2%	34,836

Top 25 customers	18.0%	87,699

Lease Expirations

	Annual Base	Percentage of	Occupied	Percentage of
Year	Rent	Total	Square Feet	Total

Month to month customers	$39,532	1.4%	9,910	1.9%
Remainder of 2011	166,136	5.8%	30,805	6.0%
2012	461,462	16.0%	86,458	16.8%
2013	452,389	15.7%	80,270	15.6%
2014	390,205	13.5%	70,502	13.7%
2015	359,903	12.5%	64,663	12.6%
2016	279,234	9.7%	51,583	10.0%
Thereafter	738,683	25.4%	119,513	23.4%

Total	$2,887,544	100%	513,704	100%

(in thousands)
Building Acquisitions (A)					Building Dispositions (A)
	Q2 2011		YTD 2011		Q2 2011		YTD 2011
	Square		Square		Square		Square
	Feet	Acq. Cost	Feet	Acq. Cost	Feet	Sale Price	Feet	Sale Price
Americas
Consolidated	163	$8,344	163	$8,344	284	20,685	3,338	$132,411
Unconsolidated	42	12,230	321	$29,530	229	$31,800	629	$37,598

Europe
Consolidated	—	—	—	—	89	$8,956	362	$25,989
Unconsolidated	89	$8,956	392	$31,191	—	—	—	—

Asia
Consolidated	616	$20,450	616	$20,450	179	$42,951	179	$42,951
Unconsolidated	—	—	—	—	—	—	—	—

Total	910	$49,980	1,492	$89,515	781	$104,392	4,508	$238,949

All Regions
Consolidated	779	$28,794	779	$28,794	552	$72,592	3,879	$201,351
Unconsolidated	131	21,186	713	60,721	229	31,800	629	37,598

Total	910	$49,980	1,492	$89,515	781	$104,392	4,508	$238,949

Other Capital Deployment Activity (A)
	Q2 2011 (B)	YTD 2011 (B)
Investments
Acquisition of units in PEPR	$1,030,844	$1,030,844
Acquisition of SGP Property Fund	$51,627	$51,627
Invested in unconsolidated investees	$8,200	$32,364

Dispositions
Disposition of Catellus assets	$115,065	$472,319
Dispositions of land	$30,187	$39,286
Sale of Los Nogales Trust shares	$8,330	$8,330

(A)	Includes legacy AMB and ProLogis for all periods.

(B)	Does not include merger with AMB, which was all stock.

(dollars and square feet in thousands)
								Prologis Share
	# of		Investment	Cost to	Total Expected		Targeted	Investment	Total Expected
	Properties	Square Feet	Balance	Complete	Investment	Leased %	Year 1 Yield	Balance	Investment
Consolidated:
Completed — pre-stabilized:
Americas	4	1,335	$61,370	$1,610	$62,980	0.0%		$61,370	$62,980
Europe	1	115	11,078	276	11,354	100.0%		11,078	11,354

Total completed pre-stabilized	5	1,450	72,448	1,886	74,334	7.9%		72,448	74,334

Under construction:
Americas	6	1,073	29,515	58,283	87,798	56.0%		29,515	87,798
Europe	10	2,859	124,947	116,346	241,293	78.9%		124,947	241,293
Asia	7	4,665	406,740	326,146	732,886	29.9%		406,740	732,886

Total under construction	23	8,597	561,202	500,775	1,061,977	49.4%		561,202	1,061,977

Total consolidated development portfolio	28	10,047	$633,650	$502,661	$1,136,311	43.4%	7.3%	$633,650	$1,136,311

Unconsolidated:
Completed — pre-stabilized:
Americas	1	85	$6,662	$—	$6,662	100.0%		$2,051	$2,051

Under construction:
Americas	3	624	19,908	34,568	54,476	3.4%		4,977	13,597
Europe	2	284	3,516	12,756	16,272	100.0%		1,044	4,833
Asia	4	1,572	38,211	41,266	79,477	4.2%		5,732	11,922

Total under construction	9	2,480	61,635	88,590	150,225	15.0%		11,753	30,352

Total unconsolidated development portfolio	10	2,565	$68,297	$88,590	$156,887	17.8%	10.2%	$13,804	$32,403

Combined:
Completed and under construction:
Americas	14	3,117	$117,455	$94,461	$211,916	22.7%		$97,913	$166,426
Europe	13	3,258	139,541	129,378	268,919	81.5%		137,069	257,480
Asia	11	6,237	444,951	367,412	812,363	23.4%		412,472	744,808

Total development portfolio	38	12,612	$701,947	$591,251	$1,293,198	38.2%	7.6%	$647,454	$1,168,714

		Prologis
	TEI	Share	%

Build to Suit	$325,536	$313,536	27%
Speculative	967,662	855,178	73%

	$1,293,198	$1,168,714	100%

(square feet and total expected investment in thousands)
	Q2 2011 (A)			YTD 2011 (A)
	Consolidated	Unconsolidated	Total	Consolidated	Unconsolidated	Total
Americas
Square Feet	607	22	629	607	624	1,231
Total expected investment	$49,652	$719	$50,371	$49,652	$58,759	$108,411
Cost per square foot	$82	$33	$80	$82	$94	$88
Leased % at start	57.0%	100.0%	58.5%	57.0%	3.4%	29.9%

Europe
Square Feet	413	284	697	1,941	284	2,225
Total expected investment	$34,011	$16,272	$50,283	$167,403	$16,272	$183,675
Cost per square foot	$82	$57	$72	$86	$57	$83
Leased % at start	54.5%	100.0%	73.0%	63.9%	100.0%	68.5%

Asia
Square Feet	1,447	—	1,447	3,668	—	3,668
Total expected investment	$216,350	—	$216,350	$424,094	—	$424,094
Cost per square foot	$150	—	$150	$116	—	$116
Leased % at start	14.9%	—	14.9%	5.9%	—	5.9%

Total
Square Feet	2,467	306	2,773	6,216	908	7,124
Total expected investment	$300,013	$16,991	$317,004	$641,149	$75,031	$716,180
Cost per square foot	$122	$56	$114	$103	$83	$101
Leased % at start	31.9%	100.0%	39.4%	29.0%	33.6%	29.6%

(A)	Amounts include legacy AMB and Prologis for all periods.

Land- by Market	Acres	% of Total	Investment	% of Total
Consolidated portfolio			(in thousands)
Global markets
Central	1,192	10.9%	$93,082	4.6%
East	1,912	17.5%	342,370	16.8%
Northwest	151	1.4%	14,862	0.7%
Southwest	809	7.4%	129,680	6.4%

U.S. total	4,064	37.2%	579,994	28.5%
Canada	230	2.1%	95,233	4.7%
Latin America	621	5.7%	167,532	8.2%

Americas total	4,915	45.0%	842,759	41.4%
Northern Europe	327	3.0%	140,666	7.0%
Southern Europe	496	4.5%	94,126	4.6%
Central and Eastern Europe	904	8.3%	128,784	6.3%
United Kingdom	1,123	10.3%	282,522	13.9%

Europe total	2,850	26.1%	646,098	31.8%
Japan	70	0.7%	167,475	8.2%

Asia total	70	0.7%	167,475	8.2%

Total global markets	7,835	71.8%	1,656,332	81.4%

Regional and other markets
Americas	2,097	19.2%	163,425	8.0%
Europe	966	8.8%	174,901	8.6%
Asia	23	0.2%	39,067	2.0%

Total regional and other markets	3,086	28.2%	377,393	18.6%

Total consolidated land portfolio	10,921	100.0%	$2,033,725	100.0%

Consolidated
Americas	7,012	64.2%	$1,006,184	49.4%
Europe	3,816	34.9%	820,999	40.4%
Asia	93	0.9%	206,542	10.2%

Total consolidated	10,921	100.0%	2,033,725	100.0%

Unconsolidated investees
Americas	318	100.0%	47,231	100.0%

Total unconsolidated investees	318	100.0%	47,231	100.0%

Grand total combined land portfolio(A)	11,239		$2,080,956

(A)   This table does not include the acres and value associated with our land use rights in China, which are valued at $12.1 million and $9.0 million in our consolidated and unconsolidated portfolio, respectively.

Fund Summary

		Ownership
Property/Co-Investment Venture (A)	Date Established	Percentage	Geographic Focus	Investment Type	Term

ProLogis California	August 1999	50%	US	Unconsolidated	Open end
ProLogis North American Properties Fund I	June 2000	41%	US	Unconsolidated	January 2013
Prologis Institutional Alliance Fund II	June 2001	24%	US	Consolidated	December 2014 (estimated)
ProLogis North American Properties Fund XI	February 2003	20%	US	Unconsolidated	December 2023
Prologis AMS	June 2004	39%	US	Consolidated	December 2012, extendable 4 years
Prologis Targeted U.S. Logistics Fund	October 2004	31%	US	Unconsolidated	Open end
Prologis SGP Mexico, LLC	December 2004	22%	Mexico	Unconsolidated	December 2016; extendable 5 years
ProLogis North American Industrial Fund	March 2006	23%	US/Canada	Unconsolidated	Open end
Prologis DFS Fund I	October 2006	15%	US	Unconsolidated	Upon final sale
ProLogis North American Industrial Fund III	July 2007	20%	US	Unconsolidated	July 2015
ProLogis Mexico Industrial Fund	August 2007	20%	Mexico	Unconsolidated	August 2017; extendable 5 years
ProLogis North American Industrial Fund II	August 2007	37%	US/Mexico	Unconsolidated	August 2017
Prologis Mexico Fondo Logistico	July 2010	20%	Mexico	Consolidated	July 2020
Prologis Brazil Logistics Partners Fund I (B)	December 2010	50%	Brazil	Unconsolidated	December 2017; extendable 2 years

Prologis Japan Fund 1	June 2005	20%	Japan	Unconsolidated	June 2013; extendable 2 years
ProLogis Korea Fund	August 2007	20%	Korea	Unconsolidated	August 2022
Prologis China Logistics Venture 1	March 2011	15%	China	Unconsolidated	March 2018

ProLogis European Properties	September 1999	93%	Europe	Consolidated	Open end
Prologis Targeted Europe Logistics Fund	June 2007	37%	Europe	Unconsolidated	Open end
ProLogis European Properties Fund II	August 2007	30%	Europe	Unconsolidated	Open end
Prologis Europe Logistics Venture 1	February 2011	15%	Europe	Unconsolidated	Perpetual

(dollars in thousands)
Condensed Balance Sheet of the Unconsolidated Property Funds, Combined (C)

	As of June 30, 2011
	Americas	Europe	Asia	Total
Operating industrial properties, before depreciation	$12,582,740	$6,275,247	$2,184,544	$21,042,531
Accumulated depreciation	(1,126,124)	(292,718)	(11,640)	(1,430,482)
Properties under development and land	21,736	3,516	38,211	63,463
Other assets	67,139	288,353	976,362	1,331,854

Total assets	$11,545,491	$6,274,398	$3,187,477	$21,007,366

Third party debt	$6,023,165	$2,257,188	$979,477	$9,259,830
Other liabilities	441,081	405,941	127,536	974,558

Total liabilities	$6,464,246	$2,663,129	$1,107,013	$10,234,388

Weighted average ownership	29.25%	31.32%	19.64%	28.46%

(A)	Legal name changes have not been made for all entities at this time.

(B)	Our effective ownership percentage is 25%, as our investments included in a consolidated entity that is 50% owned.

(C)	Includes the unconsolidated property funds presented above based on the total entity not our share.

(dollars in thousands)

	For the Three Months Ended June 30, 2011
	Americas	Europe	Asia	Total

FFO and Net Earnings (Loss) of the Unconsolidated Property Funds, Combined (A) (B)

Rental income	$195,054	$169,385	$15,112	$379,551

Rental expenses	(47,838)	(38,464)	(5,962)	(92,264)

Net operating income from properties	147,216	130,921	9,150	287,287

Other income (expense) net, including G&A	(5,841)	(9,564)	(218)	(15,623)

Interest expense	(79,053)	(46,478)	(3,489)	(129,020)

Current income tax expense	(478)	(4,581)	(429)	(5,488)

FFO of the property funds	61,844	70,298	5,014	137,156

Real estate related depreciation and amortization	(77,341)	(49,559)	(1,403)	(128,303)

Deferred tax benefit (expense) and other income, net	150	(3,471)	(73)	(3,394)

Net earnings (loss) of the property funds	$(15,347)	$17,268	$3,538	$5,459

Prologis’ Share of FFO and Net Earnings (Loss) of the Unconsolidated Property Funds, Combined (A)
Prologis’ share of the property fund’s FFO	$20,169	$23,118	$1,105	$44,392

Interest and preferred dividend income	1,580	1,480	18	3,078

Fees paid to Prologis	13,573	13,806	2,343	29,722

FFO recognized by Prologis	$35,322	$38,404	$3,466	$77,192

Prologis’ share of the property fund’s net earnings	$424	$4,200	$942	$5,566

Interest and preferred dividend income	1,580	1,480	18	3,078

Fees paid to Prologis	13,573	13,806	2,343	29,722

Net earnings recognized by Prologis	$15,577	$19,486	$3,303	$38,366

(A)	Includes the unconsolidated property funds listed on the previous page, including the AMB funds from merger date going forward and also the results of PEPR up to the date of consolidation.

(B)	Represents the entire entity, not our proportionate share

	Prologis
	Unsecured				Secured		Consolidated	Total	Unconsolidated		Prologis
	Senior	Convertible	Credit	Other	Mortgage		Investees	Consolidated	Investees	Total	Share of
Maturity	Debt	Debt	Facilities	Debt	Debt	Total	Debt	Debt	Fund Debt	Debt	Total Debt
(in millions)
2011	$25	$—	$—	$—	$27	$52	$95	$147	$382	$529	$200
2012	76	593	—	156	168	993	832	1,825	1,120	2,945	1,975
2013	376	528	—	1	111	1,016	686	1,702	1,560	3,262	1,973
2014	373	—	187	1	291	852	1,219	2,071	1,582	3,653	2,531
2015	286	460	614	219	177	1,756	19	1,775	1,112	2,887	2,114
2016	641	—	—	1	257	899	41	940	1,055	1,995	1,218
2017	700	—	—	1	77	778	—	778	737	1,515	972
2018	900	—	—	1	141	1,042	1	1,043	650	1,693	1,206
2019	647	—	—	1	251	899	1	900	172	1,072	975
2020	685	—	—	1	6	692	1	693	403	1,096	802
Thereafter	—	—	—	11	149	160	2	162	476	638	309

Subtotal	$4,709	$1,581	$801	$393	$1,655	$9,139	$2,897	$12,036	$9,249	$21,285	$14,275
Unamortized net (discounts) premiums	94	(105)	2	9	27	27	57	84	11	95	89

Subtotal	$4,803	$1,476	$803	$402	$1,682	$9,166	$2,954	$12,120	$9,260	$21,380	$14,364
Noncontrolling interests’ share of debt	—	—	—	—	—	—	(439)	(439)	(6,577)	(7,016)	—

Prologis share of debt	$4,803	$1,476	$803	$402	$1,682	$9,166	$2,515	$11,681	$2,683	$14,364	$14,364
Weighted average interest rate (A)	5.7%	4.9%	2.2%	2.5%	4.7%	5.0%	4.7%	4.9%	5.1%	5.0%	5.0%
Weighted average remaining maturity in years	6.0	2.0	3.6	3.8	5.6	5.0	2.2	4.3	4.1	4.2	4.3

Market Equity				Preferred Shares			Line of Credit Availability (in millions)
Security	Shares	Price	Value		Dividend	Liquidation	Aggregate lender commitments	$2,212
	(in thousands)		(in thousands)	Preferred Shares	Rate	Preference	Less:
Common Stock	458,872	$35.84	$16,445,966			(in thousands)	Borrowings outstanding	801
Partnership Units	3,362	$35.84	120,494	Series L	6.50%	$50,000	Outstanding Letters of credit	95

Total	462,234		$16,566,460	Series M	6.75%	57,500	Current availability	$1,316

				Series O	7.00%	75,000
				Series P	6.85%	50,000
				Series Q	8.54%	100,000
				Series R	6.75%	125,000
				Series S	6.75%	125,000

					7.08%	$582,500

(A) Interest rate is based on the effective rate and weighted based on borrowings outstanding.

(in thousands, except for percentages and per square foot)
Consolidated

		Investment	Inv. Bal.	Pro Forma		Annualized		Percent
	Square Feet	Balance	per Sq. Ft.	NOI(A)		NOI(A)		Leased
Operating properties:
Core > 75% leased	256,888	$19,831,889	$77	$322,857		$1,291,428		98.4%
Core < 75% leased	45,427	2,797,966	62	(B	)	(B	)	39.4%
Land subject to ground leases and other		321,588		2,282		9,128

Total operating properties	302,315	$22,951,443	$75					89.5%

								Pro Forma Annualized NOI
	Sq. Ft.	Investment Balance	TEI	TEI per Sq. Ft.		Pro Forma NOI

Prestabilized:
Americas	1,335	$61,370	$62,980	$47		$1,008		$4,032
Europe	115	11,078	11,354	99		225		900
Asia		—	—	—		—		—

Total prestabilized	1,450	$72,448	$74,334	$51		$1,233		$4,932

Properties under development
Build-to-suit:
Americas	346	$12,611	$35,391	$102		$1,265		$5,060
Europe	2,033	102,953	169,088	83		3,395		13,580
Asia	738	53,732	100,768	137		1,650		6,600

Total build-to-suit	3,117	169,296	305,247	98		6,310		25,240

Speculative:
Americas	726	16,904	52,406	72		1,175		4,700
Europe	827	21,994	72,205	87		1,438		5,752
Asia	3,927	353,008	632,118	161		10,702		42,808

Total speculative	5,480	391,906	756,729	138		13,315		53,260

Total properties under development	8,597	$561,202	$1,061,976	$124		$19,625		$78,500

	Investment	Second
	Balance	Quarter 2011	Year-to-Date

Land	$2,033,725

Development management and other income		$8,920	$13,239

(A)	Includes an adjustment for acquisitions made during the quarter, including the AMB merger and PEPR acquisition to reflect NOI for a full quarter.

(B)	Includes operating expense for the unleased portion and therefore is not applicable for estimating NAV. Investment balance per square foot is provided.

(in thousands)
Private Capital

				Prologis Share	Prologis Share
	Investment		Prologis Share	Annualized	Debt, Net of
	Balance	Square Feet	NOI	NOI	Other Net Assets

Prologis interest in unconsolidated property fund/co-investment ventures:
Americas	$1,588,381	191,323	$73,329	$293,316	$(2,408,499)
Europe	$720,933	63,105	$29,783	$119,132	$(781,587)
Asia	$297,376	9,873	$4,933	$19,732	$(158,122)

	Actual Second
	Quarter 2011	Annualized

Private capital fees	$32,311	$129,244
Private capital expenses	(11,596)	(46,384)

	$20,715	$82,860

Other

June 30, 2011
Other assets
Cash and cash equivalents	$260,893
Restricted cash	68,390
Deposits, prepaid assets and other tangible assets	932,837
Accounts receivable	197,475
Notes receivable backed by real estate	359,228
Investments in and advances to other unconsolidated investees	405,454
Assets held for sale, net of liabilities	169,756

Total other assets	$2,394,033

Liabilities, noncontrolling interests and preferred equity
Debt	$12,119,952
Premium on debt, net	(84,610)

Total debt	12,035,342
Other liabilities, payables, and accrued expenses	1,942,300
Noncontrolling interests	725,067
Preferred shares	582,200

Total liabilities, noncontrolling interests and preferred shares	$15,284,909

Total common shares and convertible limited partnership units outstanding	462,234

Franchise value
Operating platform
Value of Private capital future promotes
Development platform

Please refer to our annual and quarterly financial statements filed with the Securities and Exchange Commission on Forms 10-K and 10-Q and other public reports for further information about us and our business. Certain amounts from previous periods presented in the Supplemental Information have been reclassified to conform to the 2011 presentation.
Our direct owned segment represents the direct, long-term ownership of industrial properties. Our investment strategy in this segment focuses primarily on the ownership and leasing of industrial properties in key distribution markets. Our intent is to hold and use these properties; however, depending on market and other conditions, we may contribute or sell these properties to property funds, co-investment ventures or sell to third parties. When we contribute or sell properties we have developed, we recognize FFO to the extent the proceeds received exceed our original investment (i.e. prior to depreciation) and present the results as Net Gains on Dispositions. In addition, we have industrial properties that are currently under development and land available for development that are part of this segment as well. We may develop the land or sell to third parties, depending on market conditions, customer demand and other factors. The private capital segment represents primarily the management of unconsolidated property funds and joint ventures and the properties they own.
On June 3, 2011, AMB Property Corporation (“AMB”) and ProLogis combined through a merger of equals (the “Merger”). As a result of the Merger, each outstanding share of ProLogis common shares was converted into 0.4464 shares of AMB common stock, with cash paid in lieu of fractional shares. At the time of the Merger, AMB changed its name to Prologis, Inc. After consideration of all applicable factors pursuant to the business combination accounting rules, the Merger resulted in a reverse acquisition in which AMB was considered the “legal acquirer” because AMB issued its common stock to ProLogis shareholders and ProLogis was considered the “accounting acquirer” due to various factors including that former ProLogis shareholders hold the largest portion of the voting rights in the merged entity and ProLogis appointees represent the majority of the Board of Directors. As such, the historical results of ProLogis are included for the full period and AMB results are included from the date of the Merger going forward.
In April 2011, we purchased 11.1 million ordinary units of ProLogis European Properties (“PEPR”), increasing our ownership interest to approximately 39%, and launched a mandatory tender offer to acquire any or all of the outstanding ordinary units and convertible preferred units of PEPR that we did not own at that time. On May 25, 2011, we settled on our mandatory tender offer. Pursuant to the tender offer and open-market purchases made during the tender period, we acquired an additional 96.5 million ordinary units and 2.7 million convertible preferred units of PEPR for an aggregate purchase price of approximately €615.5 million. We funded the aggregate purchases through borrowings under our existing credit facilities and a new €500 million bridge facility, which was subsequently repaid with proceeds received from our June equity offering.
After completion of the tender offer, we began consolidating PEPR. In addition, in accordance with the accounting rules for business combinations, we marked our equity investment in PEPR to fair value, which resulted in the recognition of a gain of €59.6 million ($85.9 million). Following the tender offer, and including purchases through June 30, 2011, we owned approximately 92.3% of the voting ordinary units of PEPR and 94.6% of the convertible preferred units as of June 30, 2011.
We have preliminarily allocated the aggregate purchase price related to the Merger of $5.8 billion and for PEPR of €1.1 billion ($1.6 billion) as set forth below. The preliminary allocations are based on our preliminary valuations, estimates and assumptions and are subject to change.

(amounts in thousands)	Merger	PEPR	Total

Investments in real estate properties	$8,103,716	$4,456,304	$12,560,020
Investments in and advances to unconsolidated investees	1,632,179	—	1,632,179
Cash, accounts receivable and other assets	736,432	100,677	837,109
Debt	(3,646,719)	(2,240,764)	(5,887,483)
Accounts payable, accrued expenses and other liabilities	(434,072)	(555,628)	(989,700)
Noncontrolling interests	(535,087)	(133,651)	(668,738)
APIC (Stock Options)	(62,395)	—	(62,395)

Total purchase price	$5,794,054	$1,626,938	$7,420,992

Assets Held For Sale and Discontinued Operations. As of June 30, 2011, we had 7 land parcels and 8 operating properties that met the criteria as held for sale. The amounts included in Assets Held for Sale include real estate investment balances and the related assets and liabilities for each property.
During the six months ended June 30, 2011, we disposed of 38 non-development properties aggregating 2.8 million square feet to third parties, including 31 properties aggregating 1.3 million square feet that were included in Assets Held for Sale at December 31, 2010. During all of 2010, we disposed of land subject to ground leases and 205 properties aggregating 25.4 million square feet to third parties, 2 of which were development properties.
The operations of the properties held for sale and properties that are disposed of to third parties during a period, including the aggregate net gains recognized upon their disposition, are presented as discontinued operations in our Consolidated Statements of Operations for all periods presented. The income attributable to these properties was as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Rental income	$2,959	$42,044	$12,913	$85,332
Rental expenses	12	(11,306)	(3,368)	(22,968)
Depreciation and amortization	(19)	(10,616)	(475)	(21,790)

Income attributable to disposed properties and assets held for sale	$2,952	$20,122	$9,070	$40,574

For purposes of our Consolidated Statements of FFO, we do not segregate discontinued operations. In addition, we include the gains from disposition of land parcels and development properties in the calculation of FFO, including those classified as discontinued operations.
Assets Under Management (“AUM”) represents the estimated value of the real estate we own or manage through our consolidated and unconsolidated investees. We calculate AUM by adding the noncontrolling interests share of the estimated fair value of the real estate investment to our share of total market capitalization.
Calculation of Per Share Amounts are as follows (in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net earnings (loss)
Net earnings (loss)	$(151,471)	$(23,150)	$(198,087)	$(114,279)

Weighted average common shares outstanding — Basic (a)	307,756	212,840	281,384	212,441

Weighted average common shares outstanding — Diluted (a)	307,756	212,840	281,384	212,441

Net earnings (loss) per share — Basic	$(0.49)	$(0.11)	$(0.70)	$(0.54)

Net earnings (loss) per share — Diluted	$(0.49)	$(0.11)	$(0.70)	$(0.54)

FFO, as defined by Prologis
FFO, as defined by Prologis	$8,195	$67,844	$70,341	$74,961
Noncontrolling interest attributable to convertible limited partnership units	—	—	136	—

FFO — Diluted, as defined by Prologis	$8,195	$67,844	$70,477	$74,961

Weighted average common shares outstanding — Basic (a)	307,756	212,840	281,384	212,441
Incremental weighted average effect of conversion of limited partnership units	—	—	807	—
Incremental weighted average effect of stock awards	750	1,284	709	1,359

Weighted average common shares outstanding — Diluted (a)	308,506	214,124	282,900	213,800

FFO per share — Diluted, as defined by Prologis	$0.03	$0.32	$0.25	$0.35

Core FFO
Core FFO	$109,662	$60,334	$184,069	$112,674
Noncontrolling interest attributable to convertible limited partnership units	68	—	136	—

Core FFO — Diluted	$109,730	$60,334	$184,205	$112,674

Weighted average common shares outstanding — Basic (a)	307,756	212,840	281,384	212,441
Incremental weighted average effect of conversion of limited partnership units	1,269	—	807	—
Incremental weighted average effect of stock awards	750	1,284	709	1,359

Weighted average common shares outstanding — Diluted (a)	309,775	214,124	282,900	213,800

Core FFO per share — Diluted	$0.35	$0.28	$0.65	$0.53

(a)	The historical ProLogis shares outstanding have been adjusted by the Merger exchange ratio of 0.4464. These amounts include the assumed issuance of 254.8 million shares as of the Merger date and the issuance of 34.5 million shares in connection with the June equity offering. We received net proceeds from the equity offering of $1.1 billion, which were used to repay outstanding borrowings on the bridge facility and on credit facilities.
Core EBITDA, As Adjusted. We use Core EBITDA, as adjusted to measure both our operating performance and liquidity. We calculate Core EBITDA, as adjusted beginning with consolidated net earnings/loss and removing the affect of interest, income taxes, depreciation and amortization, impairment charges, gains or losses from the acquisition or disposition of investments in real estate, gains or losses on early extinguishment of debt and derivative contracts (including cash charges), similar adjustments we make to our Core FFO (see definition below), and other non-cash charges (such as stock based compensation amortization and unrealized gains or losses on foreign currency and derivative activity), including our share of these items (other than interest and current income taxes) from unconsolidated investees.
We consider Core EBITDA, as adjusted to provide investors relevant and useful information because it permits investors to view income from operations on an unleveraged basis before the effects of income tax, non-cash depreciation and amortization expense and other items (including stock-based compensation amortization and certain unrealized gains and losses), gains or losses from the acquisition or disposition of investments in real estate, items that affect comparability, and other significant non-cash items. In 2011, we adjusted Core EBITDA to include a proforma adjustment to reflect a full period of NOI on the operating properties we acquired through the Merger and PEPR acquisition and to exclude Merger, Acquisition and Other Integration Expenses and costs associated with the hurricane and tsunami that occurred in first quarter 2011 in Japan. By excluding interest expense, adjusted EBITDA allows investors to measure our operating performance independent of our capital structure and indebtedness and, therefore, allows for a more meaningful comparison of our operating performance to that of other companies, both in the real estate industry and in other industries. Gains and losses on the early extinguishment of debt and derivatives contracts generally included the costs of repurchasing debt securities. Although difficult to predict, these items may be recurring given the uncertainty of the current economic climate and its adverse effects on the real estate and financial markets. While not infrequent or unusual in nature, these items result from market fluctuations that can have inconsistent effects on our results of operations. The economics underlying these items reflect market and financing conditions in the short-term but can obscure our performance and the value of our long-term investment decisions and strategies.
As a liquidity measure, we believe that Core EBITDA, as adjusted helps investors to analyze our ability to meet interest payment obligations and to make quarterly preferred share dividends. We believe that investors should consider Core EBITDA, as adjusted in conjunction with net income (the primary measure of our performance) and the other required Generally Accepted Accounting Principles (“GAAP”) measures of our performance and liquidity, to improve their understanding of our operating results and liquidity, and to make more meaningful comparisons of our performance against other companies. By using Core EBITDA, as adjusted, an investor is assessing the earnings generated by our operations, but not taking into account the eliminated expenses or gains incurred in connection with such operations. As a result, core EBITDA, as adjusted has limitations as an analytical tool and should be used in conjunction with our required GAAP presentations. Core EBITDA, as adjusted does not reflect our historical cash expenditures or future cash requirements for working capital, capital expenditures distribution requirements or contractual commitments. Core EBITDA, as adjusted also does not reflect the cash required to make interest and principal payments on our outstanding debt.
While Core EBITDA, as adjusted is a relevant and widely used measure of operating performance and liquidity, it does not represent net income or cash flow from operations as defined by GAAP and it should not be considered as an alternative to those indicators in evaluating operating performance or liquidity. Further, our computation of Core EBITDA, as adjusted may not be comparable to EBITDA reported by other companies. We compensate for the limitations of Core EBITDA, as adjusted by providing investors with financial statements prepared according to GAAP, along with this detailed discussion of Core EBITDA, as adjusted and a reconciliation of Core EBITDA, as adjusted to consolidated net earnings (loss), a GAAP measurement.
Estimated Investment Capacity is our estimate of the gross real estate, which could be acquired through the use of the equity commitments from our property fund or co-investment venture partners, plus our funding obligations and estimated debt capitalization.
FFO; FFO, as defined by Prologis; FFO, excluding significant non-cash items; Core FFO (collectively referred to as “FFO”). FFO is a non-GAAP measure that is commonly used in the real estate industry. The most directly comparable GAAP measure to FFO is net earnings. Although the National Association of Real Estate Investment Trusts (“NAREIT”) has published a definition of FFO, modifications to the NAREIT calculation of FFO are common among REITs, as companies seek to provide financial measures that meaningfully reflect their business.
FFO is not meant to represent a comprehensive system of financial reporting and does not present, nor do we intend it to present, a complete picture of our financial condition and operating performance. We believe net earnings computed under GAAP remains the primary measure of performance and that FFO is only meaningful when it is used in conjunction with net earnings computed under GAAP. Further, we believe our consolidated financial statements, prepared in accordance with GAAP, provide the most meaningful picture of our financial condition and our operating performance.

NAREIT’s FFO measure adjusts net earnings computed under GAAP to exclude historical cost depreciation and gains and losses from the sales of previously depreciated properties. We agree that these two NAREIT adjustments are useful to investors for the following reasons:
(i)	historical cost accounting for real estate assets in accordance with GAAP assumes, through depreciation charges, that the value of real estate assets diminishes predictably over time. NAREIT stated in its White Paper on FFO “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” Consequently, NAREIT’s definition of FFO reflects the fact that real estate, as an asset class, generally appreciates over time and depreciation charges required by GAAP do not reflect the underlying economic realities.
(ii)	REITs were created as a legal form of organization in order to encourage public ownership of real estate as an asset class through investment in firms that were in the business of long-term ownership and management of real estate. The exclusion, in NAREIT’s definition of FFO, of gains and losses from the sales of previously depreciated operating real estate assets allows investors and analysts to readily identify the operating results of the long-term assets that form the core of a REIT’s activity and assists in comparing those operating results between periods. We include the gains and losses from dispositions of land and development properties, as well as our proportionate share of the gains and losses from dispositions recognized by our unconsolidated investees, in our definition of FFO.
Our FFO Measures
At the same time that NAREIT created and defined its FFO measure for the REIT industry, it also recognized that “management of each of its member companies has the responsibility and authority to publish financial information that it regards as useful to the financial community.” We believe shareholders, potential investors and financial analysts who review our operating results are best served by a defined FFO measure that includes other adjustments to net earnings computed under GAAP in addition to those included in the NAREIT defined measure of FFO. Our FFO measures are used by management in analyzing our business and the performance of our properties and we believe that it is important that shareholders, potential investors and financial analysts understand the measures management uses.
We use our FFO measures as supplemental financial measures of operating performance. We do not use our FFO measures as, nor should they be considered to be, alternatives to net earnings computed under GAAP, as indicators of our operating performance, as alternatives to cash from operating activities computed under GAAP or as indicators of our ability to fund our cash needs.
FFO, as defined by Prologis
To arrive at FFO, as defined by Prologis, we adjust the NAREIT defined FFO measure to exclude:
(i)	deferred income tax benefits and deferred income tax expenses recognized by our subsidiaries;

(ii)	current income tax expense related to acquired tax liabilities that were recorded as deferred tax liabilities in an acquisition, to the extent the expense is offset with a deferred income tax benefit in GAAP earnings that is excluded from our defined FFO measure;

(iii)	foreign currency exchange gains and losses resulting from debt transactions between us and our foreign consolidated subsidiaries and our foreign unconsolidated investees;

(iv)	foreign currency exchange gains and losses from the remeasurement (based on current foreign currency exchange rates) of certain third party debt of our foreign consolidated subsidiaries and our foreign unconsolidated investees; and

(v)	mark-to-market adjustments associated with derivative financial instruments.
We calculate FFO, as defined by Prologis for our unconsolidated investees on the same basis as we calculate our FFO, as defined by Prologis.
We use this FFO measure, including by segment and region, to: (i) evaluate our performance and the performance of our properties in comparison to expected results and results of previous periods, relative to resource allocation decisions; (ii) evaluate the performance of our management; (iii) budget and forecast future results to assist in the allocation of resources; (iv) assess our performance as compared to similar real estate companies and the industry in general; and (v) evaluate how a specific potential investment will impact our future results. Because we make decisions with regard to our performance with a long-term outlook, we believe it is appropriate to remove the effects of short-term items that we do not expect to affect the underlying long-term performance of the properties. The long-term performance of our properties is principally driven by rental income. While not infrequent or unusual, these additional items we exclude in calculating FFO, as defined by Prologis, are subject to significant fluctuations from period to period that cause both positive and negative short-term effects on our results of operations, in inconsistent and unpredictable directions that are not relevant to our long-term outlook.
We believe investors are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in planning and executing our business strategy.
FFO, excluding significant non-cash items
When we began to experience the effects of the global economic crises in the fourth quarter of 2008, we decided that FFO, as defined by Prologis, did not provide all of the information we needed to evaluate our business in this environment. As a result, we developed FFO, excluding significant non-cash items to provide additional information that allowed us to better evaluate our operating performance during that unprecedented economic time. Beginning in 2011, we no longer use FFO, excluding significant non-cash items.
Core FFO
Core FFO includes FFO, as defined by Prologis, adjusted to remove gains (losses) on acquisitions or dispositions of investments in real estate that are included in FFO, as defined by Prologis. If we recognize impairment charges due to the expected disposition of investments in real estate, we exclude those impairment charges. We may also adjust for certain other significant items that affect comparability as noted in the reconciliation. In 2011, we have adjusted to exclude Merger, Acquisitions and Other Integration Expenses and losses for the hurricanes and tsunamis in March 2011 in Japan.
Limitations on Use of our FFO Measures
While we believe our defined FFO measures are important supplemental measures, neither NAREIT’s nor our measures of FFO should be used alone because they exclude significant economic components of net earnings computed under GAAP and are, therefore, limited as an analytical tool. Accordingly they are two of many measures we use when analyzing our business. Some of these limitations are:
•	The current income tax expenses that are excluded from our defined FFO measures represent the taxes that are payable.

•	Depreciation and amortization of real estate assets are economic costs that are excluded from FFO. FFO is limited, as it does not reflect the cash requirements that may be necessary for future replacements of the real estate assets. Further, the amortization of capital expenditures and leasing costs necessary to maintain the operating performance of industrial properties are not reflected in FFO.

•	Gains or losses from property acquisitions and dispositions or impairment charges related to expected dispositions represent changes in the value of the properties. By excluding these gains and losses, FFO does not capture realized changes in the value of acquired or disposed properties arising from changes in market conditions.

•	The deferred income tax benefits and expenses that are excluded from our defined FFO measures result from the creation of a deferred income tax asset or liability that may have to be settled at some future point. Our defined FFO measures do not currently reflect any income or expense that may result from such settlement.

•	The foreign currency exchange gains and losses that are excluded from our defined FFO measures are generally recognized based on movements in foreign currency exchange rates through a specific point in time. The ultimate settlement of our foreign currency-denominated net assets is indefinite as to timing and amount. Our FFO measures are limited in that they do not reflect the current period changes in these net assets that result from periodic foreign currency exchange rate movements.
We compensate for these limitations by using our FFO measures only in conjunction with net earnings computed under GAAP when making our decisions. To assist investors in compensating for these limitations, we reconcile our defined FFO measures to our net earnings computed under GAAP. This information should be read with our complete financial statements prepared under GAAP.
General and Administrative Expenses (“G&A”) consisted of the following (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Gross G&A expense	$82,060	$63,577	$148,604	$130,733
Reported as rental expense	(5,154)	(4,831)	(10,065)	(9,833)
Reported as private capital management expenses	(11,596)	(9,931)	(22,148)	(20,250)
Capitalized amounts	(13,470)	(9,894)	(25,368)	(19,723)

Net G&A	$51,840	$38,921	$91,023	$80,927

Global Markets comprise the largest, most liquid markets benefiting from demand tied to global trade. These markets are defined by large population centers with high consumption per capita and typically feature major seaports, airports, and other transportation infrastructure tied to global trade. While initial returns might be lower, global markets tend to outperform overall markets in terms of growth and total return.
Impairment of Other Assets. During the three months ended June 30, 2011, we recognized impairment charges related to two of our investments in property funds, as we believed the decline in value of our investments to be other than temporary and due to a pending sale of our interest to our fund partner.
Interest Expense consisted of the following (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2011	2010	2011

Gross interest expense	$112,701	$113,225	$201,759	$218,234
Amortization of (premium)/discount, net	5,069	12,198	12,908	27,532
Amortization of deferred loan costs	7,765	7,435	12,761	13,917

Interest expense before capitalization.	125,535	132,858	227,428	259,683
Capitalized amounts	(12,476)	(13,938)	(23,807)	(30,784)

Net interest expense	$113,059	$118,920	$203,621	$228,899

Market Equity is defined as the total number of outstanding shares of our common stock and common limited partnership units multiplied by the closing price per share of our common stock at period end.
Merger, Acquisition and Other Integration Expenses. In connection with the Merger, we have incurred and expect to incur additional significant transaction, integration, and transitional costs. These costs include investment banker advisory fees; legal, tax, accounting and valuation fees; termination and severance costs (both cash and stock based compensation awards) for terminated and transitional employees; system conversion; and other integration costs. Certain of these costs were obligations of AMB and were expensed prior to the closing of the Merger by AMB. The remainder of the costs will be expensed by us as incurred, which in some cases will be through the end of 2012. At the time of the merger, we cancelled our existing credit facilities and wrote-off the remaining unamortized deferred loan costs associated with such facilities, which is included. In addition, we have included costs associated with the acquisition of a controlling interest in PEPR and reduction in workforce charges associated with dispositions made or expected to be made in 2011. The following is a breakdown of the costs incurred during the three and six months ended June 30, 2011 (in thousands):

	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2011	2011

Professional Fees	$39,308	$41,489
Termination, severance and employee costs	30,530	34,337
Office closure, travel and other costs	22,345	22,345
Write-off of deferred loan costs	10,869	10,869

Total	$103,052	$109,040

Net Asset Value (“NAV”). We consider NAV to be a useful supplemental measure of our operating performance because it enables both management and investors to estimate the fair value of a business. The assessment of the fair value of a particular segment of our business is subjective in that it involves estimates and can be calculated using various methods. Therefore, in this supplemental report, we have presented the financial results and investments related to our business segments that we believe are important in calculating our NAV but have not presented any specific methodology nor provided any guidance on the assumptions or estimates that should be used in the calculation.
The components of NAV do not consider the potential changes in rental and fee income streams or the franchise value associated with our global operating platform, private capital platform, or development platform.

Pro forma NOI for our operating properties is adjusted to reflect the NOI for properties that were acquired during the quarter for a full quarter. Pro forma NOI for our properties under development is based on current total expected investment and an estimated stabilized yield.
Net Gains on Acquisitions and Dispositions of Investments in Real Estate includes the gains we recognized from the consolidation of PEPR and the acquisition of a controlling interest in a joint venture in Japan.
Net Operating Income (“NOI”) represents rental income less rental expenses.
Operating Portfolio includes stabilized operating industrial properties we own or that are owned by an unconsolidated investee accounted for by the equity method of accounting and we manage.
Operating Segments — Direct Owned represents the direct long-term ownership of industrial properties, including land and the development of properties.
Operating Segments — Private Capital represents the management of unconsolidated property funds and joint ventures and the properties they own.
Pre-stabilized Development represents properties that are complete but have not yet reached Stabilization.
Regional Markets, similar to global markets, also benefit from large-population centers and demand. They are located at key crossroads in the supply chain and/or near economic centers for leading national or global industries. The company‘s assets reflect the highest quality class-A product in that market and are often less supply- constrained and focus on delivering bulk goods to customers.
Rental Income includes the following (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Rental income	$224,697	$137,020	$372,543	$272,880
Rental expense recoveries	59,211	41,760	104,052	83,213
Straight-lined rents	10,762	9,425	23,493	19,742

	$294,670	$188,205	$500,088	$375,835

Same Store. We evaluate the operating performance of the industrial operating properties we own and manage using a “same store” analysis because the population of properties in this analysis is consistent from period to period, thereby eliminating the effects of changes in the composition of the portfolio on performance measures. We include all consolidated properties owned by us, and properties owned by property funds and joint ventures that are managed by us and in which we have an equity interest (referred to as “unconsolidated investees”), in our same store analysis. We have defined the same store portfolio, for the quarter ended June 30, 2011, as those operating properties that were in operation at January 1, 2010 and have been in operation throughout the full periods in both 2011 and 2010 either by ProLogis or AMB. We have removed all properties that were disposed of to a third party from the population for both periods. We believe the factors that impact rental income, rental expenses and net operating income in the same store portfolio are generally the same as for the total operating portfolio. In order to derive an appropriate measure of period-to-period operating performance, we remove the effects of foreign currency exchange rate movements by using the current exchange rate to translate from local currency into U.S. dollars, for both periods, to derive the same store results.
Same Store Average Occupancy represents the change in the average occupied percentage for all periods presented.
Same Store Rental Expense represents gross property operating expenses. In computing the percentage change in rental expenses for the same store analysis, rental expenses include property management expenses for our direct owned properties based on the property management fee that has been computed as provided in the individual agreements under which our wholly owned management companies provide property management services to each property (generally, the fee is based on a percentage of revenues).
Same Store Rental Rate Growth represents the change in effective rental rates (average rate over the lease term) on new leases signed during the period as compared with the previous effective rental rates in that same space.
Same Store Rental Income includes the amount of rental expenses that are recovered from customers under the terms of their respective lease agreements. In computing the percentage change in rental income for the same store analysis, rental income (as computed under GAAP) is adjusted to remove the net termination fees recognized for each period. Net termination fees generally represent the gross fee negotiated at the time a customer is allowed to terminate its lease agreement offset by the customer’s rent leveling asset that was previously recognized. Removing the net termination fees for the same store calculation allows us to evaluate the growth or decline in each property’s rental income without regard to items that are not indicative of the property’s recurring operating performance. Customer terminations are negotiated under specific circumstances and are not subject to specific provisions or rights allowed under the lease agreements.
Turnover Costs represent the costs incurred in connection with the signup of a lease, including leasing commissions and tenant improvements. Tenant improvements include costs to prepare a space for a new tenant, except for space that is being leased for the first time (i..e. in a new development property) and, for a lease renewal with the same tenant.
Stabilization is generally defined as properties for which development has been completed for one year or are 90% occupied. Upon stabilization, a property is moved into our operating portfolio.
Tenant Retention is the square footage of all leases rented by existing tenants divided by the square footage of all expiring and rented leases during the reporting period, excluding the square footage of tenants that default or buy-out prior to expiration of their lease, short-term tenants and the square footage of month-to-month leases.
Total Estimated Investment (“TEI”) represents total estimated cost of development or expansion, including land, development and leasing costs. TEI is based on current projections and is subject to change. Non-U.S. Dollar investments are translated to U.S. Dollars using the exchange rate at period end or the date of development start for purposes of calculating development starts in any period.
Total Market Capitalization is defined by as our share of total debt plus the liquidation preference of the preferred shares and the market equity.